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                                Exhibit (99)(a)


                             CENTURY BANCORP, INC.


                               22 Winston Street
                       Thomasville, North Carolina 27360
                              Phone: 336-475-4663
                               Fax: 336-476-8889

                                 News Release

                                 March 17, 1998



Contact: James G. Hudson, Jr.
         President
         (336) 475-4663



THOMASVILLE, NC - Century Bancorp, Inc., the parent holding company for Home Savings, Inc., SSB, announced today that its Board of Directors declared a one-time cash dividend of $30.00 per share on the 423,623 issued and outstanding shares of the Company's common stock to be paid on April 6, 1998 to shareholders of record on March 27, 1998. The Company anticipates that the dividend will be considered a return of capital thereby reducing the shareholder's basis in each share of Century Bancorp, Inc. stock and thus would not be taxable as a regular dividend.

In addition, on March 17, 1998, the Board declared a share dividend of three shares per share on the 423,623 issued and outstanding shares of the Company's common stock. The share dividend also is to be paid on April 6, 1998 to shareholders of record on March 27, 1998.

Due to the magnitude of the dividend declared today in relation to Century Bancorp's share price, NASDAQ has determined that the Company's shares of common stock will trade ex-dividend on April 7, 1998. Shareholders are advised that if they sell their shares before the ex-dividend date, they will transfer the right to receive the special dividend and the share dividend to the buyer(s) of those shares.


Century Bancorp, Inc. is traded on the NASDAQ Small-Cap Market under the symbol "CENB".